        Contacts:
Investor Relations:
Meredith Burns
ir@cimpress.com
+1.781.652.6480
Media Relations:
Cheryl Wadsworth
mediarelations@cimpress.com

Cimpress Reports First Quarter Fiscal Year 2017 Financial Results

•	First quarter 2017 results:

◦	Revenue grew 18 percent year over year to $443.7 million

◦	Revenue grew 6 percent year over year excluding the impact of currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months

◦	GAAP loss from operations was $27.8 million in the current period versus income from operations of $12.1 million in the year-ago period

◦	GAAP net loss per diluted share was $0.92 in the first quarter of 2017 versus GAAP net income per diluted share of $0.32 in the year-ago period

◦	Adjusted net operating profit after tax (adjusted NOPAT) was a loss of $4.7 million versus profit of $16.4 million in the year-ago period

Venlo, the Netherlands, October 26, 2016 -- Cimpress N.V. (Nasdaq: CMPR), the world leader in mass customization, today announced financial results for the three month period ended September 30, 2016, the first quarter of its 2017 fiscal year.

"Fiscal year 2017 is off to a solid start and we are executing well against our plans to invest in a broad spectrum of long-term organic investments as outlined at the beginning of the fiscal year,"

said Robert Keane, president and chief executive officer. "We continue to have confidence that, even though these investments are depressing near-term profitability, they will strengthen our competitive position and improve the intrinsic value of our business, consistent with our fundamental approach to capital allocation."

Sean Quinn, chief financial officer added, "Our first quarter consolidated revenue was in line with our expectations as we saw continued strength in the Vistaprint business and many of our brands around the world. However, our results were impacted by a number of discrete items. Organic revenue growth was negatively impacted by increased Vistaprint backlog due to flooding caused by extreme weather that shut down our largest production location at the end of the quarter. This was purely a timing issue which reduced constant-currency revenue growth by approximately 200 basis points for this segment. Additionally, revenue growth was pressured by the loss of certain partner revenue and a reduction in Vistaprint shipping prices, as we described at the beginning of the year."

Quinn continued, "Finally, the Upload and Print group met our expectations at the aggregate level this quarter on both the top and bottom line. Our organic constant-currency growth for this segment dropped to 12% this quarter, with fluctuations by business. The growth of this segment if we had owned all of these businesses for more than a year would have been higher. We remain confident in our view of the expected returns on invested capital and growth opportunity for the Upload and Print portfolio that we discussed at our August, 2016 investor day.”

Our GAAP operating loss was negatively influenced by the following year-over-year impacts in the first quarter:

•
An increase in earn-out related charges of $16.0 million associated with the acquisition of WIRmachenDRUCK. As described last quarter, we amended the contingent arrangement in a way that required us to accelerate a portion of the earn-out expense for accounting purposes. The charges also include an increase in fair value of the entire liability as a result of strong performance.

•
An increase in share-based compensation expense of $5.4 million. $3.4 million was due to the acceleration of the vesting of equity awards from an acquisition-related employment contract, and $3.4 million of this was due to the mid-quarter implementation of our previously described long-term incentive program. These amounts were partially offset by a roll-off of expenses from past grants.

•	Approximately $5.7 million relative to the prior-year period due to the termination of two partner contracts as previously described.

•
A negative profit impact related to delayed revenue recognition in the Vistaprint business as the result of weather-induced flooding in our North American manufacturing facility during the last two days of the quarter. The year-over-year change in backlog created a 200 basis point drag on Vistaprint revenue for the first quarter (the revenue will be recognized in the second quarter).

•
As previously described in our letter to investors on July 27, 2016, we plan and have begun to significantly increase our organic investments in fiscal year 2017 compared to fiscal year 2016. The full year impact of this is expected to be roughly $67 million on an operating income and adjusted net operating profit basis (including a $20 million estimated profit impact related to the reduction of Vistaprint shipping fees).

Consolidated Financial Metrics:

•
Revenue for the first quarter of fiscal year 2017 was $443.7 million, an 18 percent increase compared to revenue of $375.7 million in the same quarter a year ago. Excluding the estimated impact from currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months, revenue grew 6 percent year over year in the first quarter.

•
Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the first quarter was 51.8 percent, down from 58.1 percent in the same quarter a year ago due primarily to the increased weighting of our Upload and Print business units, as well as the investment in shipping price reductions for Vistaprint customers.

•
Contribution margin (revenue minus the cost of revenue, the cost of advertising and payment processing as a percent of total revenue) in the first quarter was 32.3 percent, down from 37.8 percent in the same quarter a year ago. The year-over-year reduction in gross margin described above was partially offset by a 100 basis point reduction in advertising as a percent of revenue, also driven by the mix shift toward our Upload and Print businesses.

•
GAAP operating loss in the first quarter was $27.8 million, or (6.3) percent of revenue, a decrease compared to operating income of $12.1 million, or 3.2 percent of revenue, in the same quarter a year ago. The drivers of this significant decrease are described above.

•
Adjusted NOPAT for the first quarter, which is defined at the end of this press release, was $(4.7) million, or (1.1) percent of revenue, down from $16.4 million, or 4.4 percent of revenue, in the same quarter a year ago. The profit impacts described above that also impact adjusted NOPAT are the implementation of our new long-term incentive program, the reduction in partner profits, increased organic investments (including shipping price reductions), and the weather-related Vistaprint revenue timing delay.

•
GAAP net loss attributable to Cimpress for the first quarter was $29.1 million, or (6.6) percent of revenue, compared to a GAAP net income attributable to Cimpress of $10.8 million, or 2.9 percent of revenue in the same quarter a year ago. In addition to the impacts described above, GAAP net loss was influenced by year-over-year non-operational, non-cash currency impacts, as well as a tax benefit in the current period compared to an expense in the year-ago period.

•	GAAP net loss per diluted share for the first quarter was $0.92, versus net income per share of $0.32 in the same quarter a year ago.

•	Capital expenditures in the first quarter were $19.3 million, or 4.4 percent of revenue.

•	During the first quarter, the company generated $9.6 million of cash from operations and $(18.1) million in free cash flow, a non-GAAP measure, which is defined at the end of this press release.

•
As of September 30, 2016, the company had $53.6 million in cash and cash equivalents and $682.5 million of debt, net of issuance costs. After considering debt covenant limitations, as of September 30, 2016 the company had $419.3 million available for borrowing under its committed credit facility.

•	Cimpress did not repurchase shares during the first quarter.

Cimpress has posted an end-of-quarter presentation with accompanying prepared remarks at ir.cimpress.com. On Thursday, October 27, 2016 at 7:30 a.m. (EDT) the company will host a live Q&A conference call with management to discuss the financial results, which will be available via webcast at ir.cimpress.com and via dial-in at +1 (844) 778-4144, conference ID 95484059. A replay of the Q&A session will be available on the company’s website following the call on October 27, 2016.

Important Reminder of Cimpress’ Priorities
We ask investors and potential investors in Cimpress to understand the upper-most objectives by which we endeavor to make all decisions, including investment decisions. Often we make decisions in service of these priorities that could be considered non-optimal were they to be evaluated based on other criteria such as (but not limited to) near- and mid-term net income, operating income, EPS, cash flow, EBITDA, and adjusted NOPAT.

Our priorities are:

•
Strategic Objective: To be the world leader in mass customization. By mass customization, we mean producing, with the reliability, quality and affordability of mass production, small individual orders where each and every one embodies the personal relevance inherent to customized physical products.

•
Financial Objective: To maximize intrinsic value per share, defined as (a) the unlevered free cash flow per share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital, minus (b) net debt per share.

To understand these objectives and their implications, Cimpress encourages investors to read Robert Keane’s letter to investors published on July 27, 2016 at ir.cimpress.com and to review materials presented at our annual investor day meeting on August 10, 2016.

About non-GAAP financial measures
To supplement Cimpress’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Cimpress has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: adjusted net operating profit after tax, free cash flow, constant-currency revenue growth and constant-currency revenue growth excluding revenue from acquisitions made in the last twelve months. Adjusted net operating profit after tax is defined as GAAP operating income, less cash taxes attributable to current period operations and interest expense associated with our Waltham lease, excluding M&A related items including acquisition-related amortization and depreciation, changes in the fair value of contingent consideration, and expense for deferred payments or equity awards that are treated as compensation expense, plus the impact of certain unusual items such as discontinued operations, restructuring charges, or impairments, plus realized gains or losses on currency forward contracts that are not included in operating income. Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs, plus payment of contingent consideration in excess of acquisition-date fair value, plus gains on proceeds from insurance. Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar. First quarter constant-currency revenue growth excluding revenue from acquisitions made during the past twelve months excludes the impact of currency as defined above and revenue from Alcione, Tradeprint and WIRmachenDRUCK.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Cimpress’ management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or benefits or discrete cash charges or benefits that are infrequent in nature. These non-GAAP financial measures also have facilitated management’s internal comparisons to Cimpress’ historical performance and our competitors’ operating results.

About Cimpress
Cimpress N.V. (Nasdaq: CMPR) is the world leader in mass customization. For more than 20 years, the company has focused on developing software and manufacturing capabilities that transform traditional markets in order to make customized products accessible and affordable to everyone. Cimpress brings its products to market via a portfolio of more than 20 brands including Vistaprint, Albelli, Drukwerkdeal, Pixartprinting, Exaprint, WIRmachenDRUCK and many others. That portfolio serves multiple customer segments across many applications for mass customization. The company produces more than 46 million unique ordered items a year. To learn more, visit http://www.cimpress.com.

Cimpress and the Cimpress logo are trademarks of Cimpress N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans, and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including our expectations for the growth and development of our business and revenue and the effects of our investments in our business. Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to our failure to execute our strategy; our inability to make the investments in our business that we plan to make or the failure of those investments to achieve the results we expect; unanticipated changes in our markets, customers, or business; our failure to reposition our Vistaprint brand and to promote and strengthen all of our brands; our failure to attract new customers and retain our current customers; our failure to manage the growth and complexity of our business and expand our operations; the failure of the businesses we acquire or invest in to perform as expected; the willingness of purchasers of customized products and services to shop online; competitive pressures; general economic conditions; and other factors described in our Form 10-K for the fiscal year ended June 30, 2016 and the other documents we periodically file with the U.S. SEC.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Operational Metrics & Financial Tables to Follow

CIMPRESS N.V.
CONSOLIDATED BALANCE SHEETS
(unaudited in thousands, except share and per share data)

	September 30, 2016	June 30, 2016
Assets
Current assets:
Cash and cash equivalents	$53,625	$77,426
Marketable securities	7,312	7,893
Accounts receivable, net of allowances of $564 and $490, respectively	30,121	32,327
Inventory	19,510	18,125
Prepaid expenses and other current assets	64,629	64,997
Total current assets	175,197	200,768
Property, plant and equipment, net	495,175	493,163
Software and web site development costs, net	39,018	35,212
Deferred tax assets	41,556	26,093
Goodwill	470,819	466,005
Intangible assets, net	209,387	216,970
Other assets	25,163	25,658
Total assets	$1,456,315	$1,463,869
Liabilities, noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	$76,858	$86,682
Accrued expenses	169,828	178,987
Deferred revenue	32,295	25,842
Short-term debt	28,221	21,717
Other current liabilities	24,522	22,635
Total current liabilities	331,724	335,863
Deferred tax liabilities	67,166	69,430
Lease financing obligation	109,363	110,232
Long-term debt	654,300	656,794
Other liabilities	81,325	60,173
Total liabilities	1,243,878	1,232,492
Commitments and contingencies
Redeemable noncontrolling interests	64,949	65,301
Shareholders’ equity:
Preferred shares, par value €0.01 per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 100,000,000 shares authorized; 44,080,627 shares issued; and 31,647,134 and 31,536,732 shares outstanding, respectively	615	615
Treasury shares, at cost, 12,433,493 and 12,543,895 shares, respectively	(549,499)	(548,549)
Additional paid-in capital	339,929	335,192
Retained earnings	457,379	486,482
Accumulated other comprehensive loss	(101,249)	(108,015)
Total shareholders’ equity attributable to Cimpress N.V.	147,175	165,725
Noncontrolling interest	313	351
Total shareholders' equity	147,488	166,076
Total liabilities, noncontrolling interests and shareholders’ equity	$1,456,315	$1,463,869

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited in thousands, except share and per share data)

	Three Months Ended September 30,
	2016	2015
Revenue	$443,713	$375,748
Cost of revenue (1)	213,731	157,283
Technology and development expense (1)	62,078	51,086
Marketing and selling expense (1)	139,351	122,135
General and administrative expense (1)	56,361	33,159
(Loss) income from operations	(27,808)	12,085
Other (expense) income, net	(2,132)	9,242
Interest expense, net	(9,904)	(8,126)
(Loss) income before income taxes	(39,844)	13,201
Income tax (benefit) provision	(9,814)	3,179
Net (loss) income	(30,030)	10,022
Add: Net loss attributable to noncontrolling interest	927	749
Net (loss) income attributable to Cimpress N.V.	$(29,103)	$10,771
Basic net (loss) income per share attributable to Cimpress N.V.	$(0.92)	$0.33
Diluted net (loss) income per share attributable to Cimpress N.V.	$(0.92)	$0.32
Weighted average shares outstanding — basic	31,570,824	32,528,583
Weighted average shares outstanding — diluted (2)	31,570,824	33,757,378

____________________________________________
(1) Share-based compensation is allocated as follows:

	Three Months Ended September 30,
	2016	2015
Cost of revenue	$43	$26
Technology and development expense	2,325	1,330
Marketing and selling expense	820	411
General and administrative expense	8,383	4,423

(2) Due to the net loss for the three months ended September 30, 2016, the effect of share options, RSUs, RSAs, and PSUs is anti-dilutive.

*During the fourth quarter of fiscal 2016, we adopted Accounting Standards Update (ASU) 2016-09 requiring the recognition of excess tax benefits as a component of income tax expense which were historically recognized in equity. As required, first quarter 2016 results are adjusted to reflect the impact of the new standard, which is comparable to the accounting treatment in the current period.

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended September 30,
	2016	2015
Operating activities
Net (loss) income	$(30,030)	$10,022
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	35,405	30,258
Share-based compensation expense	11,571	6,190
Deferred taxes	(18,163)	(2,649)
Change in contingent earn-out liability	16,020	—
Unrealized loss (gain) on derivative instruments included in net income	1,811	(2,052)
Effect of exchange rate changes on monetary assets and liabilities denominated in non-functional currency	3,027	(7,793)
Other non-cash items	670	887
Gain on proceeds from insurance	—	(1,587)
Changes in operating assets and liabilities:
Accounts receivable	2,917	(5,943)
Inventory	(1,220)	(1,710)
Prepaid expenses and other assets	671	3,157
Accounts payable	(7,952)	10,520
Accrued expenses and other liabilities	(5,127)	(11,874)
Net cash provided by operating activities	9,600	27,426
Investing activities
Purchases of property, plant and equipment	(19,319)	(24,393)
Business acquisitions, net of cash acquired	(580)	(22,815)
Purchases of intangible assets	(26)	(357)
Capitalization of software and website development costs	(8,312)	(4,910)
Proceeds from insurance related to investing activities	—	2,075
Other investing activities	785	—
Net cash used in investing activities	(27,452)	(50,400)
Financing activities
Proceeds from borrowings of debt	87,000	214,999
Payments of debt and debt issuance costs	(82,725)	(73,318)
Payments of withholding taxes in connection with equity awards	(7,549)	(2,741)
Payments of capital lease obligations	(3,276)	(2,183)
Purchase of ordinary shares	—	(127,793)
Proceeds from issuance of ordinary shares	—	282
Capital contribution from noncontrolling interest	—	5,141
Other financing activities	—	(85)
Net cash (used in) provided by financing activities	(6,550)	14,302
Effect of exchange rate changes on cash and cash equivalents	601	(1,096)
Net (decrease) increase in cash and cash equivalents	(23,801)	(9,768)
Cash and cash equivalents at beginning of period	77,426	103,584
Cash and cash equivalents at end of period	$53,625	$93,816
Note: During fiscal 2016, we adopted the new share-based compensation accounting standard, ASU 2016-09 and elected to apply the amendment related to the presentation of excess tax benefits on the consolidated statements of cash flows on a retrospective basis. As required, first quarter 2016 results are adjusted to reflect the impact of the new standard, which is comparable to the accounting treatment in the current period.

CIMPRESS N.V.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended September 30,
	2016	2015
Adjusted net operating profit after tax reconciliation:
GAAP operating (loss) income	$(27,808)	$12,085
Less: Cash taxes attributable to current period (see below)	(7,419)	(6,833)
Exclude expense impact of:
Acquisition-related amortization and depreciation	10,213	9,782
Earn-out related charges¹	16,247	289
Share-based compensation related to investment consideration	4,103	802
Restructuring costs	—	271
Less: Interest expense associated with Waltham lease	(1,970)	(350)
Include: Realized gains on currency forward contracts not included in operating income	1,888	316
Adjusted NOPAT	$(4,746)	$16,362

Cash taxes paid in the current period³	$8,555	$4,709
Less: cash taxes (paid) received and related to prior periods³	(4,227)	359
Plus: cash taxes attributable to the current period but not yet (received) paid	(350)	921
Plus: cash impact of excess tax benefit on equity awards attributable to current period	4,264	1,709
Less: installment payment related to the transfer of IP in a prior year	(823)	(865)
Cash taxes attributable to current period	$7,419	$6,833

¹Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to earn-out mechanisms dependent upon continued employment.

	Three Months Ended September 30,
	2016	2015
Free cash flow reconciliation:
Net cash provided by operating activities	$9,600	$27,426
Purchases of property, plant and equipment	(19,319)	(24,393)
Purchases of intangible assets not related to acquisitions	(26)	(357)
Capitalization of software and website development costs	(8,312)	(4,910)
Proceeds from insurance related to investing activities	—	2,075
Free cash flow	$(18,057)	$(159)

Note: During fiscal 2016, we adopted the new share-based compensation accounting standard, ASU 2016-09 and elected to apply the amendment related to the presentation of excess tax benefits on the consolidated statements of cash flows on a retrospective basis. We have updated our previously filed consolidated statements of cash flows for all prior presented periods. This change is reflected in the free cash flow reconciliation above.

CIMPRESS N.V.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONT.) AND SEGMENT INFORMATION
(unaudited in thousands)

	GAAP Revenue
	Three Months Ended September 30,			Currency Impact:	Constant- Currency	Impact of Acquisitions:	Constant- Currency revenue growth
	2016	2015	% Change	(Favorable)/Unfavorable	Revenue Growth	(Favorable)/Unfavorable	Excluding acquisitions
Revenue growth reconciliation by reportable segment:
Vistaprint business unit	$285,422	$267,469	7%	1%	8%	—%	8%
Upload and Print business units	131,957	76,538	72%	1%	73%	(61)%	12%
All Other business units	26,334	31,741	(17)%	(2)%	(19)%	—%	(19)%
Total revenue	$443,713	$375,748	18%	1%	19%	(13)%	6%

	Three Months Ended September 30,
Adjusted net operating profit by reportable segment:	2016	2015
Vistaprint business unit	$58,217	$64,462
Upload and Print business units	16,114	11,450
All Other business units	(9,609)	(1,085)
Total	64,722	74,827
Corporate and global functions	(63,937)	(51,948)
Acquisition-related amortization and depreciation	(10,213)	(9,782)
Earn-out related charges¹	(16,247)	(289)
Share-based compensation related to investment consideration	(4,103)	(802)
Restructuring charges	—	(271)
Interest expense for Waltham lease	1,970	350
Total income from operations	$(27,808)	$12,085
¹Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to earn-out mechanisms dependent upon continued employment.

Note: The following factors, among others, may limit the comparability of adjusted net operating profit by segment:

•	We do not allocate support costs across operating segments or corporate and global functions.

•
Some of our acquired business units in our Upload and Print business units and All Other business units segments are burdened by the costs of their local finance, HR, and other administrative support functions, whereas other business units leverage our global functions and do not receive an allocation for these services.

•	Our All Other business units reporting segment includes businesses which have adjusted NOP losses as they are in early stages of investment relative to the scale of the underlying businesses.

CIMPRESS N.V.
Supplemental Information
(unaudited, in thousands)

In $ millions, except where noted	FY2015	Q1 FY2016	Q2 FY2016	Q3 FY2016	Q4 FY2016	FY2016	Q1 FY2017

Revenue - Consolidated as Reported	$1,494.2	$375.7	$496.3	$436.8	$479.2	$1,788.0	$443.7
y/y growth	18%	13%	13%	29%	26%	20%	18%
y/y growth in constant currency	23%	21%	20%	31%	26%	24%	19%
Vistaprint (1)	$1,149.7	$267.5	$354.8	$289.9	$305.0	$1,217.2	$285.4
y/y growth	4%	2%	3%	8%	11%	6%	7%
y/y growth in constant currency	9%	8%	8%	10%	12%	10%	8%
as % of revenue	77%	71%	71%	66%	64%	68%	64%
Upload and Print	$197.1	$76.5	$93.3	$116.4	$146.5	$432.6	$132.0
y/y growth	352%	98%	112%	201%	94%	120%	72%
y/y growth in constant currency	352%	118%	128%	203%	92%	127%	73%
as % of revenue	13%	20%	19%	27%	30%	24%	30%
All Other (1)	$147.4	$31.7	$48.2	$30.6	$27.7	$138.2	$26.3
y/y growth	18%	(6)%	(4)%	(7)%	(8)%	(6)%	(17)%
y/y growth in constant currency	19%	7%	8%	(3)%	(8)%	2%	(19)%
as % of revenue	10%	9%	10%	7%	6%	8%	6%

Physical printed products and other	$1,423.1	$359.0	$480.2	$421.4	$464.0	$1,724.6	$428.7
Digital products/services	$71.1	$16.7	$16.1	$15.4	$15.2	$63.4	$15.0

Advertising & commissions expense - consolidated	$286.4	$70.2	$85.0	$74.3	$76.4	$305.9	$78.3
as % of revenue	19%	19%	17%	17%	16%	17%	18%

TTM Bookings - Vistaprint (1)
% TTM Bookings from repeat orders (1)		73%	74%	74%	74%		75%
% TTM Bookings from first-time orders (1)		27%	26%	26%	26%		25%

Advertising & commissions expense - Vistaprint	$256.0	$62.4	$73.3	$64.5	$65.3	$265.5	$68.6
as % of revenue	22%	23%	21%	22%	21%	22%	24%

Headcount at end of period		6,836	7,463	7,585	7,995		8,522
Full-time employees		6,447	6,845	7,226	7,468		8,066
Temporary employees		389	618	359	527		456

Some numbers may not add due to rounding. Metrics are unaudited.
(1) In Q2 2016, revenue and TTM bookings from the Corporate Solutions business unit was recast to reflect a change in the calculation approach, resulting in an immaterial change to historical revenue for the Vistaprint and All Other reportable segments, as well as TTM bookings from repeat and first-time orders.